Exhibit 16.1

May 31, 2011

United States Securities and Exchange Commission

100 F Street, N.E.

Washington D.C. 20549

Re:    SemiLEDs Corporation

Commission File Number 001-34992

We were previously principal accountants for SemiLEDs Corporation and, under the date of October 26, 2010, except for the amendment to the preferred stock automatic conversion provisions discussed in Note 15, for which the date is November 20, 2010, and except for the effect of the reverse stock split described in Note 15, for which the date is December 5, 2010, we reported on the consolidated financial statements of SemiLEDs Corporation as of and for the years ended August 31, 2010 and 2009. On May 25, 2011, we were dismissed. We have read SemiLEDs Corporation’s statements included under Item 4.01 of its Form 8-K dated May 31, 2011, and we agree with such statements, except that we are not in a position to agree or disagree with the statements made in the last sentence of the first paragraph, nor with the statements made in the sixth, seventh and eighth paragraphs under Item 4.01 of the Form 8-K.

Very Truly Yours,

/s/ KPMG LLP